Exhibit 99.1

INTEREP REPORTS FIRST QUARTER RESULTS

FOR IMMEDIATE RELEASE

NEW YORK—May 1, 2003—Interep (NASDAQ: IREP), today announced that commission revenue increased 4.6% to $18.3 million for the first quarter ended March 31, 2003, from $17.5 million for the same period last year. Interep is the largest independent sales and marketing company specializing in radio, the Internet and new media.

Selling, general and administrative expenses, including approximately $1.1 million in severance expense, increased to $18.8 million for the first quarter ended March 31, 2003, from $17.0 million for the same period last year.

Operating EBITDA (defined below) decreased to a negative ($0.5) million, for the first quarter ended March 31, 2003 from a positive $0.5 million in the same period last year. “Operating EBITDA” is operating income or loss before interest, taxes, depreciation and amortization and excludes contract termination revenue and non-cash option re-pricing. Operating EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, but we believe it is useful in evaluating the performance of Interep, in addition to the GAAP data presented.

Loss per share applicable to common shareholders for the first quarter 2003 increased to $0.87, from a loss of $0.41 in the comparable period last year. Net loss applicable to common shareholders for the first quarter 2003 increased to $8.9 million, from $3.8 million for the same period last year.

“National radio remained healthy with our three biggest categories, Retail, Auto, and Telecom showing significant gains in the first quarter over last year,” stated Ralph Guild, Chairman and CEO. “However, overall business slowed in March due to the war in Iraq and this, unfortunately, continued into April. We remain optimistic that May will see a rebound in ad spending. At this point, since visibility is extremely low, and advertisers are booking very close to a schedule’s start date, the opportunity for increased May bookings is certainly viable.”

About Interep:

Interep (NASDAQ: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 16 cities. Interep is the parent company of ABC Radio Sales, Allied Radio Partners, Cumulus Radio Sales, D&R Radio, Infinity Radio Sales, McGavren Guild Radio, MG/Susquehanna, SBS/Interep, as well as Interep Interactive, the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Winstar Interactive, Cybereps and Perfect Circle Media. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio networks. Clients also benefit from Interep’s new business development team, the Interep Marketing Group. For more information, visit the company’s website at www.interep.com.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Interep’s recent filings with the Securities and Exchange Commission.

For more information, visit the company’s website at www.interep.com.

Contact:    Ralph Guild (212) 916-0508

Bill McEntee (561) 227-0601

Mike Frank (201) 659-0101 mike@mikefrankassociates.com

INTEREP NATIONAL RADIO SALES, INC.

SUMMARY OPERATING DATA

(dollars in thousands)

	Three Months Ended March 31
	2003	2002
Revenue:
Commission revenue	18,342	17,528
Contract termination	5	2,387

Total revenue	18,347	19,915
Selling expenses	15,365	13,784
General and administrative expenses	3,429	3,196
Option repricing income	—	920
OPERATING EBITDA, excluding contract termination revenue and option repricing	(452)	548
EBITDA	(447)	3,855
Depreciation and amortization	(5,588)	(5,920)
Operating loss	(6,035)	(2,065)
Interest expense, net	(2,756)	(2,512)
Other income / tax provision	(46)	786
Net loss	(8,837)	(3,791)
Preferred stock dividend	110	—
Net loss applicable to common shareholders	(8,947)	(3,791)
EPS	(0.87)	(0.41)

RECONCILIATION OF OPERATING EBITDA

(dollars in thousands)

	Three Months Ended March 31
	2003	2002
Operating loss	(6,035)	(2,065)
Add back:
Depreciation and amortization	5,588	5,920
Less:
Contract termination	(5)	(2,387)
Option repricing income	—	(920)

Operating EBITDA	(452)	548